Exhibit 4.1                Specimen Stock Certificate



NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT


Number ______               Proton Laboratories, Inc.               Shares ____

Authorized Stock 100,000,000
CUSIP 743729 10 5

THIS CERTIFIES THAT ______________

IS THE RECORD HOLDER OF ________________ SHARES


Transferable on the books of the Corporation in person or duly authorized
attorney upon surrender of this Certificate properly endorsed.   This
Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signature if it duly authorized officers.

Dated: __________


[corporate seal]

__________________________
Edward Alexander
President

Countersigned:
Holladay Stock Transfer, Inc.
By _________________________
Authorized Signature